Exhibit 3.10








                            INVESTOR RIGHTS AGREEMENT

                                  BY AND AMONG

                           ID TECHNOLOGIES CORPORATION

                                       AND

                      CERTAIN HOLDERS OF ITS CAPITAL STOCK

                         DATED AS OF SEPTEMBER 24, 1999


        =================================================================


                           ID TECHNOLOGIES CORPORATION
                       ----------------------------------

                            INVESTOR RIGHTS AGREEMENT
                  --------------------------------------------

                               SEPTEMBER 24, 1999
                  --------------------------------------------
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                                Table of Contents
                                                                                                   Page
SECTION 1.  REGISTRATION RIGHTS                                                                      1

         1.1      Definitions                                                                        2

         1.2      Demand Registration                                                                3

         1.3      Form S-3                                                                           5

         1.4      Company Registration                                                               5

         1.5      Inclusion of Stock Held by Officers and Directors                                  7

         1.6      Obligations of Company                                                             7

         1.7      Information by Holder                                                              9

         1.8      Expenses of Registration                                                           9

         1.9      Indemnification                                                                    10

         1.10     Limitations on Subsequent Registration Rights                                      12

         1.11     Rule 144 Reporting                                                                 12

         1.12     Delay of Registration; Conversion of Series A Stock To Facilitate Registration     13

         1.13     "Market Stand-Off"Agreement                                                        13

         1.14     Foreign Registrations                                                              14

         1.15     Transfer of Registration Rights                                                    14

         1.16     Amendment of Registration Rights                                                   14

         1.17     Termination of Registration Rights                                                 14

SECTION 2.  BOARD OF DIRECTORS                                                                       15

         2.1      Constituency of Board of Directors; Quorum                                         15

         2.2      Audit and Compensation Committees                                                  16

         2.3      Other Committees                                                                   16

         2.4      Vacancies                                                                          16

         2.5      Meetings                                                                           16

         2.6      Board Expenses                                                                     16

         2.7      Articles of Incorporation and By-Laws                                              16

         2.8      No Conflicting Agreements                                                          16

         2.9      Nature and Term of Agreement                                                       16

SECTION 3.  COMPANY COVENANTS                                                                        16

         3.1      Basic Financial Information and Reporting Requirements                             16

         3.2      Additional Affirmative Covenants                                                   19

         3.3      Negative Covenants                                                                 23

         3.4      Fees and Expenses                                                                  24

         3.5      Expiration of Covenants                                                            24

SECTION 4.  MISCELLANEOUS                                                                            24

         4.2      Jurisdiction and Venue                                                             24

         4.3      Successors and Assigns                                                             25

         4.4      Entire Agreement                                                                   25

         4.5      Severability                                                                       25

         4.6      Specific Performance                                                               25

         4.7      Amendment and Waiver                                                               26

         4.8      Delays or Omissions                                                                26

         4.9      Notices                                                                            26

         4.10     Titles and Subtitles                                                               27

         4.11     Counterparts                                                                       27

SCHEDULES AND EXHIBITS

Schedule 1  -  Schedule of Series A Holders
Schedule 2  -  Schedule of Common Stockholders
Exhibit A   -  Form of Non-Disclosure, Inventions and Non-Competition Agreements

                            INVESTOR RIGHTS AGREEMENT


         This Investor Rights Agreement (the "AGREEMENT") is made and entered into as of September 24, 1999, by and among ID Technologies Corporation, a North Carolina corporation (the "COMPANY"), those holders of the Series A Preferred stock of the Company (or Convertible Debentures convertible into such Series A Preferred stock of the Company) listed on Schedule 1 attached hereto and made a part hereof (each, a "SERIES A HOLDER" and collectively, the "SERIES A HOLDERS"), and those holders of the Common stock of the Company listed on
Schedule 2 attached hereto and made a part hereof (each a "COMMON STOCKHOLDER" and collectively, the "COMMON STOCKHOLDERS").

         Series A Holders, Common Stockholders and each other stockholder of Company required to become a party hereto, are referred to sometimes herein as a "STOCKHOLDER" and as "STOCKHOLDERS" collectively.

                                    RECITALS

         A. The Common Stockholders hold a majority of the issued and outstanding Common stock of the Company (the "COMMON STOCK") as of the date hereof.

         B. Series A Holders have previously acquired, or are acquiring from Company as of the date hereof, Convertible Debentures dated as of the date hereof in the aggregate original principal amount of Three Hundred Thousand Dollars ($300,000) (the "DEBENTURES") which are convertible into shares of Series A Preferred stock of Company (the "SERIES A STOCK"). The Series A Stock is convertible into shares of Common Stock. The shares of Series A Stock issued or issuable upon conversion of the Debentures, together with any outstanding shares of Common Stock issued pursuant to the conversion of Series A Stock and any shares of Common Stock issued or issuable upon exercise of the Warrants (as defined herein), are collectively referred to herein as the "INVESTOR SHARES".

         D. Company, Series A Holders and Common Stockholders desire to enter into this Agreement for the purposes, among others, of (i) providing for the registration of shares, (ii) establishing the composition of Company's Board of Directors (the "BOARD"), and (iii) establishing covenants concerning the operation of Company.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                   SECTION 1.
                               REGISTRATION RIGHTS

         Company hereby grants to each of the Holders (as hereinafter defined) the registration rights set forth in this Section 1, with respect to the Registrable Securities (as hereinafter defined) owned by such Holders.

         1.1      Definitions.

                  As used in this Section 1:

                  (a) The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by filing with the Securities and Exchange Commission (the "SEC") a registration statement (the "REGISTRATION STATEMENT") in compliance with the Securities Act of 1933, as amended (the "1933 ACT"), and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

                  (b) The term "REGISTRABLE SECURITIES" means (i) the Series A Stock issued or issuable upon conversion of the Debentures (subject to the provisions of Section 1.12 hereof); (ii) Common Stock of Company issued or issuable upon conversion of the Series A Stock or upon exercise of the Warrants; and (iii) any Common Stock issued or issuable upon the conversion or exercise of any warrant, right or other security that is issued as a dividend or other distribution with respect to, or in exchange or in replacement of, the Debentures, Series A Stock and Common Stock referred to in (i) and (ii) above; PROVIDED, HOWEVER, that Debentures, Series A Stock, Common Stock or other securities shall be treated as Registrable Securities only if and for so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale, or (C) the registration rights associated with such securities have not been terminated pursuant to Section 1.17 hereof.

                  (c) The term "HOLDER" (collectively, "HOLDERS") means Series A Holders and any transferee of any of the foregoing permitted by Section
         1.15 hereof holding Registrable Securities, securities exercisable or convertible into Registrable Securities or securities exercisable into securities convertible into Registrable Securities.

                  (d) The term "INITIATING HOLDERS" means any Holder or Holders holding in the aggregate (on a fully diluted basis) greater than fifty percent (50%) of the Registrable Securities then outstanding and not registered at the time of any request for registration made pursuant to
         Section 1.2 of this Agreement.

                  (e) The term "WARRANTS" shall mean all of those certain Common Stock Purchase Warrants, each dated as of the date hereof, issued by the Company to the holders of the Debentures for the purchase of up to an aggregate of Eight Hundred Thousand (800,000) shares of Common Stock plus Five Hundred Thousand Dollars ($500,000) of Common Stock.

                  (f) The term "WARRANT SHARES" shall mean any shares of Common Stock issued or issuable upon exercise of the Warrants.

         1.2      Demand Registration.

                  (a) Demand for Registration. If Company shall receive from Initiating Holders a written demand (a "DEMAND REGISTRATION") that Company effect any registration of at least twenty percent (20%) of the Registrable Securities of such Initiating Holders (other than a registration on Form S-3 or any related form of registration statement, such a request being provided for under Section 1.3 hereof), Company shall:

                           (i) promptly (but in any event within ten (10) days
                  give written notice of the proposed registration to all other Holders; and

                           (ii) use its diligent best efforts to effect such
                  registration as soon as practicable and as will permit or facilitate the sale and distribution of all or such portion of such Initiating Holders' Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such demand as are specified in a written demand received by Company within thirty (30) days after such written notice is given, provided that Company shall not be obligated to take any action to effect any such registration pursuant to this
                  Section 1.2:

                                    (A) prior to two (2) years from the date
                           hereof;

                                    (B) if within thirty (30) days of Company's
                           receipt of such a written demand, Company shall furnish to such Holders a certificate signed by the President of Company, stating that in the good faith judgment of the Board, Company will file a Registration Statement for a public offering of Company's securities within ninety (90) days, provided that Company actively employs in good faith all reasonable efforts to cause such Registration Statement to become effective and that Company's estimate of the date of filing such Registration Statement is made in good faith. Notwithstanding the foregoing, nothing herein shall restrict, prohibit, or limit in any way, a Holder's ability to exercise its registration rights under Section 1.4 hereof.

                                    (C) if Company shall furnish to such Holders
                           a certificate signed by the President of Company, stating that in the good faith judgment of the Board it would be seriously detrimental to Company and its stockholders for such Registration Statement to be filed at the date filing would be required, in which case Company shall have an additional period of not more than ninety (90) days within which to file such Registration Statement; PROVIDED, HOWEVER, that Company shall not use this right more than twice in any twelve (12)-month period;

                                    (D) during the period commencing on the date
                           a public offering of the Common Stock by the Company is approved by the Securities and Exchange Commission and ending ninety (90) days after such date;

                                    (E) after Company has effected an aggregate
                           of three (3) such registrations pursuant to this
                           Section 1.2 and the sale of Registrable Securities under such registrations have closed;

                                    (F) in any registration having an aggregate
                           offering price (before deduction of underwriting discounts and expenses of sale) of less than Fifteen Million Dollars ($15,000,000); or

                                    (G) in any particular jurisdiction in which
                           Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless Company is already subject to service in such jurisdiction and except as may be required by the 1933 Act.

                  (b)      Underwriting.

                           (i) If the Initiating Holders intend to distribute
                  the Registrable Securities covered by their demand by means of an underwriting, they shall so advise Company as part of their demand made pursuant to this Section 1.2; and Company shall include such information in the written notice referred to in
                  Section 1.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein.

                           (ii) Company shall enter into an underwriting
                  agreement in customary form with the underwriter or underwriters selected by Company and reasonably satisfactory to a majority in interest of the Initiating Holders, and (if required by the underwriter or underwriters to do so) all holders of capital stock of Company proposing to distribute their securities through such underwriting shall enter into such underwriting agreement.

                           (iii) If any Holder disapproves of the terms of the
                  underwriting, such Holder may elect to withdraw therefrom by written notice to Company, the underwriter and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration, and Company shall not be obligated to continue the registration statement if the threshold set forth in Section 1.2(a) (requiring that at least twenty percent (20%) of the Registrable Securities held by the Initiating Holders registered) or the minimum aggregate offering price set forth in Section 1.2(a)(ii)(F) is no longer met after such withdrawal.

                           (iv) Notwithstanding any other provision of this
                  Section 1.2, if the underwriter shall advise Company in writing that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten, then Company shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated pro rata among such Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the Registration Statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

                           (v) If the underwriter has not limited the number of
                  Registrable Securities to be underwritten, Company may include securities for its own account or for the account of other stockholders in such registration if the underwriter so agrees and if the number of Registrable Securities that would otherwise have been included in such registration and underwriting will not thereby be limited.

         1.3 Form S-3. If Company's stock becomes publicly traded, Company shall use its best efforts to qualify for registration on Form S-3 and to that end Company shall register the Common Stock under the Securities Exchange Act of 1934, as amended (the "1934 ACT") within twelve (12) months following the effective date of the first registration of any securities of Company on Form S-1. After Company has qualified for the use of Form S-3, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 three (3) times per year under this Section 1.3. Company shall give notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Section 1.3 and shall provide a reasonable opportunity for other Holders to participate in the registration. Subject to the foregoing, Company will use its best efforts to effect as soon as practicable the registration of all shares of Registrable Securities on Form S-3, as the case may be, to the extent requested by the Holder or Holders thereof for purposes of disposition; PROVIDED, HOWEVER, that Company shall not be obligated to effect any such registration if the Holders, together with the holders of any other securities of Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Five Hundred Thousand Dollars ($500,000). Notwithstanding the foregoing, nothing herein shall restrict, prohibit, or limit in any way a Holder's ability to exercise its registration rights under Section 1.2 or 1.4 hereof.

         1.4      Company Registration.

                  (a) Registration. If at any time or from time to time Company shall determine to register any of its securities, either for its own account or for the account of security holders, other than a registration relating solely to employee benefit plans, a registration on Form S-4 relating solely to an SEC Rule 145 transaction, or a registration pursuant to Section 1.2 or 1.3 hereof, Company will:

         (i) promptly (but in any event within ten (10) days) give to each Holder written notice thereof; and

                           (ii) include in such registration (and any related
                  qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within thirty (30) days after receipt of such written notice from Company, by any Holder or Holders, except as set forth in
                  Section 1.4(b) below.

         Such Registrable Securities shall only be included to the extent that inclusion will not diminish the number of securities included by Company. Further, no holder of securities in Company (other than a Holder) shall be granted any right to register such securities pursuant to this Section 1.4 if such registration will have the effect of reducing the number of shares includable by the Holders unless more than fifty percent (50%) of such Holders provide their written consent to such registration to Company.

                  (b)      Underwriting.

                           (i) If the registration of which Company gives notice
                  is for a registered public offering involving an underwriting, Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.4(a)(i). In such event the right of any Holder to registration pursuant to this Section
                  1.4 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein.

                           (ii) Company and (if required by the underwriter or
                  underwriters selected for such underwriting by Company) all Holders proposing to distribute their Registrable Securities through such underwriting, shall enter into an underwriting agreement in customary form with the underwriter or underwriters.

                           (iii) If any Holder disapproves of the terms of the
                  underwriting, it may elect to withdraw therefrom by written notice to Company and the underwriter. The Registrable Securities so withdrawn shall also be withdrawn from registration.

                           (iv) Notwithstanding any other provision of this
                  Section 1.4, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, Company shall so advise all holders of Company's securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated in the following manner: (i) first, the securities requested to be included therein by Company; (ii) second, the Registrable Securities requested to be included in such registration pursuant to Section 1.4(a)(ii), pro rata among such Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable

                  Securities held by such Holders at the time of filing the Registration Statement; (iii) third, other securities requested to be included in such registration.

                  (c) Right to Terminate Registration. Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

         1.5 Inclusion of Stock Held by Officers and Directors. In connection with any registration effected pursuant to Section 1.4 hereof, the officers and directors of Company at the time of such registration (collectively, the "MANAGERS") shall be entitled to include in such registration (on the same terms and conditions as Holders selling their Registrable Securities in such registration) shares of Common Stock held by the Managers; PROVIDED, HOWEVER, that any limitation by the underwriter on the number of shares to be underwritten in connection with such registration shall first be applied to the shares so included by the Managers, as provided in Section 1.4(b), and PROVIDED, FURTHER, that each Manager's right to include shares of Common Stock in a registration pursuant to this Section 1.5 is contingent upon (i) such Manager's execution of an indemnification and hold harmless agreement substantially in accordance with Section 1.9(b), and (ii) such person agreeing to be bound by
Section 1.13 hereof.

         1.6 Obligations of Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its diligent best efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective for the lesser of one hundred twenty (120) days or until the Holder or Holders have completed the distribution relating thereto.

                  (b) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                  (d) Use its best efforts to register or otherwise qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or the managing underwriter, provided that Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any such states or jurisdictions, to subject itself to taxation in any such states or jurisdictions, to file a general consent to service of process in any such states or jurisdictions, or to register the Registrable Securities or seek an exemption from registration under the securities laws of any state that requires, as a condition to such registration or exemption, that Company indefinitely file in such jurisdiction substantially all reports required to be filed by Company with the SEC.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. If required to do so by the underwriter or underwriters, each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (f) Notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) If such securities are being sold through underwriters, furnish at the written request of any Holder including Registrable Securities in such registration on the date that such Registrable Securities are delivered to the underwriters for sale in connection with such registration pursuant to this Section 1 (i) an opinion, dated such date, of the counsel representing Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a letter dated such date, from the independent accountants of Company, in form and substance as is customarily given by independent accountants to underwriters in an underwritten public offering, addressed to the underwriters.

                  (h) Use its best efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange on which the Common Stock is then listed; PROVIDED, HOWEVER, that each Holder shall reimburse Company for the pro rata portion of any listing fees so paid by Company.

                  (i) Make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of Company, as such parties may reasonably request, and cause Company's officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement.

                  (j) Cooperate with Holders including Registrable Securities in such registration and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two (2) business days prior to any sale of Registrable Securities.

                  (k) Permit any Holder which Holder, in the sole and exclusive judgment, exercised in good faith, of such Holder, might be deemed to be a controlling person of Company, to participate in good faith in the preparation of such Registration Statement and to require the insertion therein of material, furnished to Company in writing, which in the reasonable judgment of such Holder and its counsel should be included.

         1.7 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish in writing to Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

         1.8      Expenses of Registration.

                  (a) All expenses incurred in connection with all registrations effected pursuant to Sections 1.2 and 1.4, and the first three (3) registrations pursuant to Section 1.3, including without limitation all registration, filing and qualification fees (including blue sky fees and expenses), printing expenses, escrow fees, fees and disbursements of counsel for Company (and the reasonable fees and disbursements of one separate special counsel for all participating Holders) and expenses of any special audits incidental to or required by such registration shall be borne by Company; PROVIDED, HOWEVER, that Company shall not be required to pay stock transfer taxes or underwriters' discounts or selling commissions relating to Registrable Securities.

                  (b) Notwithstanding anything to the contrary above, Company shall not be required to pay for any expenses of any registration proceeding under Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to have been registered and such withdrawal shall not result in a forfeiture of the Holder's right to a demand registration pursuant to Section 1.2; PROVIDED, HOWEVER, that in the event that Holders holding at least eighty percent (80%) of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 1.2 (in which event such right shall be forfeited by all Holders), then Company shall be required to pay the expenses of such withdrawn registration. In the absence of such an agreement to forfeit, the Holders of Registrable Securities to have been registered shall bear all such expenses pro rata on the basis of the Registrable Securities to have been registered. Notwithstanding the preceding sentence, however, if at the time of the withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of said expenses and shall retain their rights pursuant to Section 1.2.

         1.9      Indemnification.

                  (a) Company will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities, each of such Holder's officers, directors, partners and agents, and each person controlling such Holder, with respect to any registration, qualification or compliance effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the 1933 Act, the 1934 Act, or other federal or state law arising out of or based on
         (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (ii) any violation or alleged violation by Company of any federal, state or common law rule or regulation applicable to Company in connection with any such registration, qualification or compliance, or (iii) any failure to register or qualify Registrable Securities in any state where Company or its agents have affirmatively undertaken or agreed in writing that Company (the undertaking of any underwriter chosen by Company being attributed to Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance Company shall not be so liable if it has undertaken its best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such underwriter and each such director, officer, partner, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in conformity with written information furnished to Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

                  (b) Each Holder will, and if Registrable Securities held by or issuable to such Holder are included in such registration, qualification or compliance pursuant to this Section 1, does hereby undertake to indemnify and hold harmless Company, each of its directors, officers, employees and agents, and each person controlling Company, each underwriter, if any, and each person who controls any underwriter, of Company's securities covered by such a Registration Statement, and each other Holder, each of such other Holder's officers, partners, directors and agents and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, Company, each such underwriter, each such other Holder, and each such director, officer, employee, agent, partner and controlling person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular or other document, in reliance upon and in conformity with written information furnished to Company by an instrument duly executed by such Holder and stated to be specifically for use therein; PROVIDED, HOWEVER, that the liability of each Holder hereunder shall be limited to the proportion of any such claim, loss, damage or liability which is equal to the proportion that the public offering price of the shares sold by such Holder under such Registration Statement bears to the total public offering price of all securities sold thereunder, but in any event not to exceed the net proceeds received by such Holder from the sale of securities under such Registration Statement. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this subsection 1.9(b).

                  (c) Each party entitled to indemnification under this Section
         1.9 (the "INDEMNIFIED Party") shall give notice to the party required to provide such indemnification (the "INDEMNIFYING Party") of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; PROVIDED, HOWEVER, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party's expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding; and PROVIDED, FURTHER that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.9, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability in respect to such claim or litigation.

                  (d) In order to provide for just and equitable contribution to joint liability under the 1933 Act in any case in which either (i) any Indemnified Party exercising rights under this Agreement, or any controlling person of any such Indemnified Party, makes a claim for indemnification pursuant to this Section 1.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.9 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of any such Indemnified Party or any such controlling person in circumstances for which indemnification is provided under this Section 1.9; then, and in each such case, Company and such Holder will contribute to the aggregate claims, losses, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of the securities offered by such Holder pursuant to the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, and Company and any other contributing parties are responsible for the remaining portion; PROVIDED, HOWEVER, that, in any case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all securities offered by it pursuant to such Registration Statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                  (e) The indemnities and contribution obligations provided in this Section 1.9 shall survive the transfer of any Registrable Securities by such Holder.

         1.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, Company shall not, without the prior written consent of the Holders of greater than fifty percent (50%) of the Registrable Securities then outstanding and not registered, enter into any agreement with any holder or prospective holder of any securities of Company, which would allow such holder or prospective holder to (i) require Company to effect a registration or (ii) include any securities in any registration filed under Section 1.2, 1.3 or 1.4 hereof, unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not diminish the amount of Registrable Securities which are included in such registration and includes the equivalent of Section 1.13 as a term.

         1.11 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, Company agrees to use its best efforts to:

                  (a) Make and keep current public information available, within the meaning of SEC Rule 144 or any similar or analogous rule promulgated under the 1933 Act, at all times after it has become subject to the reporting requirements of the 1934 Act;

                  (b) File with the SEC, in a timely manner, all reports and other documents required of Company under the 1933 Act and 1934 Act (after it has become subject to such reporting requirements);

                  (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by Company as to its compliance with the reporting requirements of said Rule 144 (at any time commencing ninety (90) days after the effective date of the first registration filed by Company for an offering of its securities to the general public), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

         1.12 Delay of Registration; Conversion of Series A Stock To Facilitate Registration.

                  (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                  (b) If any registration hereunder requires that the Registrable Securities be in the form of Common Stock rather than Series A Stock, Company shall coordinate with all Holders to facilitate the conversion of Series A Stock into Common Stock and to include such Common Stock in the Registration (provided the Holder thereof has exercised its election to register such shares within the time periods set forth above).

         1.13     "Market Stand-Off" Agreement.

                  (a) Each Holder which is a "ONE PERCENT SHAREHOLDER," as defined below, hereby agrees that during the "Lock-Up Period" (as hereinafter defined) following the effective date of a registration statement of Company filed under the 1933 Act, it shall not, to the extent requested by Company and any underwriter, sell, pledge, transfer, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock held by it at any time during such period except Common Stock included in such registration; PROVIDED, HOWEVER, that such agreement shall be applicable only to the first such registration statement of Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering. Market stand-off agreements for subsequent registration statements, if any, shall be as agreed to by Company, the underwriters and any other party thereto.

                  (b) For purposes of this Section 1.13, the term "ONE PERCENT SHAREHOLDER" shall mean a stockholder of Company who holds, prior to the effective date of the registration statement, at least one percent of the issued and outstanding Common Stock of Company on an as-converted, as-exercised, fully-diluted basis (as used herein, "AS-CONVERTED, AS-EXERCISED, FULLY-DILUTED" shall not include Warrants for the purchase of up to Five Hundred Thousand Dollars ($500,000) of Common Stock to the extent such Warrants have not been exercised).

                  (c) For purposes of this Section 1.13, the "LOCK-UP PERIOD" shall be the period applicable to all other One Percent Shareholders with registration rights (whether or not pursuant to this Agreement), and all officers and directors of Company, who enter into similar agreements but in any event shall be not less than ninety (90) days from the effective date of the registration statement.

                  (d) In order to enforce the foregoing covenant, Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

         1.14 Foreign Registrations. In the event Company and Initiating Holders agree that it is appropriate to cause to be registered the Registrable Securities under the laws of a country other than the United States of America, the parties shall cooperate with each other and shall execute and deliver such instruments and other items as are appropriate, at the expense of Company, in order to effectuate such registration, unless such registration would require either Company or a Holder to execute a general consent to service of process in effecting such registration, to the extent Company or such Holder are not already subject to service in such jurisdiction.

         1.15 Transfer of Registration Rights. The rights, contained in Sections 1.2, 1.3 and 1.4 hereof, to cause Company to register the Registrable Securities, may be assigned, conveyed or otherwise transferred to a transferee or assignee of Registrable Securities, who shall be considered a "HOLDER" for purposes of this Section 1, provided that such transfer is a "Permitted Transfer." A "PERMITTED TRANSFER" shall mean: (i) a transaction not involving a change in beneficial ownership; (ii) transactions involving distribution without consideration by a partnership to any of its partners, retired partners, or to the estate of any of its partners, or by a limited liability company to any of its members, retired members or to the estate of any of its members; (iii) transfers by an individual to a trust for the benefit of such individual or his family; (iv) transfers by gift, will or intestate succession to the spouse, lineal descendants or ancestors of any Holder or spouse of a Holder; or (v) transfers to any one transferee of at least Ten Thousand (10,000) shares of Registrable Securities provided that the Company is given prior written notice of such transfer.

         1.16 Amendment of Registration Rights. Any provision of this Section 1 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Company and the Holders of more than fifty percent (50%) of the Registrable Securities then outstanding and not registered. Any amendment or waiver effected in accordance with this Section 1.16 shall be binding upon each Holder, each future Holder of Registrable Securities and Company.

         1.17 Termination of Registration Rights. The rights of any particular Holder to cause Company to register securities under Sections 1.2, 1.3 or 1.4 hereof shall terminate as to any Holder who holds Registrable Securities equal to less than one percent (1%) of the issued and outstanding Common Stock of Company (determined on an as-converted, as-exercised, fully-diluted basis) as shown on the most recent report or statement published by Company or distributed the Holders pursuant to Section 3.1 hereof, on the date such Holder is able to dispose of all of its Registrable Securities in any ninety (90)-day period pursuant to SEC Rule 144 (or any similar or analogous rule promulgated under the 1933 Act).

                                   SECTION 2.
                               BOARD OF DIRECTORS

         From and after the date hereof, and until the provisions of this
Section 2 cease to be effective, each Stockholder shall vote any voting security of Company over which such Stockholder has voting control, and shall take all other necessary or desirable actions within his or her control (whether in his or her capacity as a Stockholder, director, member of a Board committee or officer of Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and Company shall take all necessary and desirable actions within its control (including, without limitation, calling special Board and Stockholder meetings), so that:

         2.1      Constituency of Board of Directors; Quorum.
                  (a) Constituency of Board of Directors. For as long as there remain outstanding any Debentures or any principal, accrued interest or other amounts owed thereunder, or at least Fifty Thousand (50,000) shares of Series A Stock or Common Stock issued upon conversion thereof (as adjusted for any combination, consolidation, stock distribution or stock dividend with respect to such shares), or at least Two Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (266,667) Warrant Shares (as adjusted for any combination, consolidation, stock distribution or stock dividend with respect to such shares), the parties shall vote their shares of capital stock of Company for a Board of Directors consisting of five (5) directors, comprised as follows:

                           (i) One (1) director designated by Centennial Venture
                  Partners, LLC ("CVP") so long as it remains a Series A Holder (to be designated after the date hereof and upon Company obtaining director and officer insurance coverage acceptable to CVP); and

                           (ii) The remaining four (4) directors designated by
                  the holders of Common Stock, voting together as a single class (on an as-converted, as-exercised, fully-diluted basis).

         Notwithstanding anything to the contrary contained in this Agreement, the provisions of clauses (i) and (ii) of this Section 2.1(a) that allow a party to designate or participate in the designation of a director may not be amended without the consent of that party, or (in the case of the holders of Common Stock) the holders of a majority of the outstanding shares of Common Stock (on an as-converted, as-exercised, fully-diluted basis).

                  (b) Quorum. A majority of the number of directors then constituting the Board of Directors shall constitute a quorum for the transaction of business of the Board.

         2.2 Audit and Compensation Committees. The Board shall establish an Audit Committee and a Compensation Committee following the date hereof, each comprised of (a) one (1) director designated by CVP, and (b) two (2) directors designated by the holders of Common Stock (on an as-converted, as-exercised, fully-diluted basis)(one of which two (2) directors shall be a non-management director).

         2.3 Other Committees. Any other committee of the Board shall be created only upon the approval of a majority of the members of the Board and the composition of each such committee (if any) shall be proportionally equivalent to that of the Board.

         2.4 Vacancies. In the event that any representative designated hereunder for any reason ceases to serve as member of the Board or any committee thereof during such representative's term of office, the resulting vacancy on the Board or committee shall be filled by a representative designated by the persons referred to in clauses (i) and (ii) of Section 2.1(a).

         2.5 Meetings. Each Holder shall (a) be entitled to notice of, (b) have the right to attend, (c) receive copies of all materials distributed to Directors in connection with, and (d) comment for the record at, any and all Board meetings. The By-laws of Company shall allow directors to attend meetings of the Board by telephone.

         2.6 Board Expenses. Company shall pay all direct out-of-pocket expenses reasonably incurred by directors in attending each meeting of the Board or any committee thereof.

         2.7 Articles of Incorporation and By-Laws. Each Stockholder further covenants and agrees to cause Company's Articles of Incorporation and By-Laws to have provisions consistent with the requirements of Section 3.2(n).

         2.8 No Conflicting Agreements. Each Stockholder represents that it has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no Stockholder shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

         2.9 Nature and Term of Agreement. The provisions of Section 2, which require Stockholders to vote their shares in accordance with the terms set forth herein, shall constitute a voting agreement under Section 55-7-31 of the North Carolina General Statutes and shall terminate automatically and be of no further force and effect upon the earlier of (i) ten (10) years from the date hereof (unless extended in accordance with applicable law) or (ii) the occurrence of a Qualified Public Offering (as defined in Section 3.5 hereof).

                                   SECTION 3.
                                COMPANY COVENANTS

         Company hereby covenants and agrees as follows:

         3.1      Basic Financial Information and Reporting Requirements.

                  (a) Reports and Notifications to Be Delivered by Company. Company shall furnish to each Series A Holder the following reports and notices so long as such Series A Holder continues to hold Debentures or shares of Series A Stock issued upon conversion thereof, Warrants or any Common Stock issued upon exercise thereof, or any Common Stock issued upon conversion of Series A Stock.

                           (i) Annual Financial Statements. As soon as
                  practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, audited consolidated and consolidating balance sheets of Company and its subsidiaries, if any, as at the end of such fiscal year, and audited consolidated and consolidating statements of income, retained earnings and cash flows of Company and its subsidiaries, if any, for such fiscal year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, if any, all in reasonable detail and accompanied by: (A) a report and opinion thereon by independent certified public accountants of national reputation; i.e., a "Big Five" firm or equivalent, who shall be approved by the Board or the Board's Audit Committee; and
                  (B) a copy of such accountants' management letter prepared in connection therewith, if any (as soon as such letter is available, which may be greater than the aforesaid ninety
                  (90)-day period).

                           (ii) Monthly Reports. As soon as practicable after
                  the end of each calendar month, but in any event within fifteen (15) days thereafter, "MONTHLY FINANCIAL STATEMENTS" consisting of:

                                    (A) the unaudited consolidated balance sheet
                           of Company and its subsidiaries, if any, as of the end of such month and as of year to date;

                                    (B) unaudited profit and loss statement,
                           cash flow statement and backlog statement of Company and its subsidiaries for such month and year to date;

                                    (C) actual results versus Company's and its
                           subsidiaries', if any, plan for the month and year to date, setting forth in each case in comparative form the figures for the corresponding month and year to date period of the preceding fiscal year; and

                                    (D) a brief (1 page) management summary of
                           operations,

                  all in reasonable detail and prepared in accordance with generally accepted accounting principles and certified by the principal financial or accounting officer of Company.

                           (iii) Quarterly Report. As soon as practicable after
                  the end of each fiscal quarter, and in any event within thirty
                  (30) days thereafter, a brief (1-2
                  pages) quarterly report of the President describing important operational activities during the prior quarter, discussing variances from budget, stating that such officer has caused all Major Agreements (defined below) to be reviewed and indicating whether the Company and its subsidiaries are, or are not, in compliance with all Major Agreements.

                  As used herein, "MAJOR AGREEMENTS" means: (i) this Agreement,
                  (ii) the rights, preferences and designations of the Series A Stock set forth in the Company's Articles of Incorporation as in effect on the date hereof, and as amended from time to time, (iii) any other agreements entered into between Company and a Series A Holder, and (iv) any other material contract or agreement to which Company, or any of its subsidiaries, if any, is a party or by which Company or any of its subsidiaries, if any, or their properties or assets are bound.

                           (iv) Annual Operating Plan. At least sixty (60) days
                  prior to the beginning of each fiscal year, a comprehensive written operating plan to include projections for the next three (3) years in the same format as the Quarterly Financial Statements. All such projections shall represent the good faith estimate of management as to future operations (and shall contain a brief certificate to such effect), but it is acknowledged that such projections are not intended and shall not be deemed to guaranty the future operations of Company or its subsidiaries, if any.

                           (v) Notification of Defaults Under Material
                  Agreements. Promptly and in any event within ten (10) days after receipt thereof, copies of any notifications received by Company or any of its subsidiaries, if any, from its or their lenders, landlords, or other parties, alleging default under any Major Agreements, loans, financing transactions, leases, or similar agreements to which Company or any of its subsidiaries, if any, is a party.

                           (vi) Notification of Litigation Proceedings. Promptly
                  after the commencement thereof, notice (and copies of all pleadings) of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, materially affecting Company or any subsidiary (including, without limitation, all material actions filed by or against Company).

                           (vii) Other Reports. With reasonable promptness, such
                  other information respecting the business, properties or the condition of operations, financial or other, of Company or any of its subsidiaries, if any as Series A Holders may from time to time reasonably request.

                  (b) Assignability of Rights to Receive Reports and Notifications. The rights granted pursuant to this Section 3.1 may not be assigned or otherwise conveyed by Series A Holders or by any subsequent transferee of any such rights without the written consent of Company, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that

         Company may refuse such written consent if the proposed transferee is reasonably believed by Company to be a competitor of Company or if the proposed transferee has refused to sign a reasonable, written confidentiality agreement with Company; and PROVIDED, FURTHER, that no such written consent shall be required if the transfer is a Permitted Transfer (as defined in subsections (i) through (v), inclusive, of Section 1.15 hereof) by Series A Holders.

         3.2 Additional Affirmative Covenants. Company covenants and agrees that it will perform and observe the following covenants and provisions, and will cause each subsidiary of Company, if and when such subsidiary exists, to perform and observe such of the following covenants and provisions as are applicable to such subsidiary:

                  (a) Preservation of Corporate Existence. Preserve and maintain, and, unless Company deems it not to be in its best interests, cause each subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership or lease of its properties. Secure, preserve and maintain, and cause each subsidiary to secure, preserve and maintain, all licenses and other rights to use patents, processes, licenses, permits, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and deemed by Company to be necessary to the conduct of its business or the business of any subsidiary.

                  (b) Payment of Taxes. Pay and discharge, and cause each subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of Company or any subsidiary, provided that neither Company nor any subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if Company or any subsidiary shall have set aside on its books sufficient reserves, if any, with respect thereto.

                  (c) Payment of Trade Debt. Pay, and cause each subsidiary to pay, when due, or in conformity with customary trade terms but not later than ninety (90) days from the due date, all lease obligations, all trade debt, and all other indebtedness incident to the operations of Company or its subsidiaries, except such as are being contested in good faith and by proper proceedings if Company or subsidiary concerned shall have set aside on its books sufficient reserves, if any, with respect thereto.

                  (d) Maintenance of Properties. Maintain and preserve, and cause each subsidiary to maintain and preserve, all of its properties and assets, necessary for the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.

                  (e)      Maintenance of Insurance.

                           (i) Maintain or cause to be maintained, and cause
                  each subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Company or such subsidiary operates, but in any event in amounts sufficient to prevent Company or subsidiary from becoming a co-insurer and on such terms and conditions as are reasonably acceptable to Series A Holders.

                           (ii) Maintain or cause to be maintained a policy or
                  policies of directors' and officers' liability insurance with responsible and reputable insurance companies or associations, covering the directors and officers of Company and its subsidiaries in such amounts and against such risks as is customarily carried by companies engaged in similar businesses to that of Company, and on such terms and conditions as are reasonably acceptable to Series A Holders.

                  (f) Inspection. Permit any Holder and each transferee thereof in a Permitted Transfer (as defined in Section 1.15 hereof), its attorney or its other representative to visit and inspect Company's and its subsidiaries' properties, to examine Company's and its subsidiaries' books of account and other records, to make copies or extracts therefrom and to discuss Company's and its subsidiaries' affairs, finances and accounts with their officers, management employees and independent accountants all at such reasonable times and as often as such holder or such transferee may reasonably request; PROVIDED, however, that Company shall not be obligated pursuant to this
         Section 3.2(f) to provide trade secrets or confidential information or to provide information to any person whom Company reasonably believes is a competitor of Company.

                  (g) Compliance with Laws. Comply, and cause each subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

                  (h) Regulatory Compliance. Comply, and cause each subsidiary to comply, with all minimum funding requirements applicable to any pension, employee benefit plans or employee contribution plans which are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or to the Internal Revenue Code of 1986, as amended (the "CODE"), and comply, and cause each subsidiary to comply, in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan. Neither Company nor any subsidiary will permit any event or condition to exist which could permit any such plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to the assets of Company or any subsidiary.

                  (i) Maintenance of Accurate Records. Keep, and cause each subsidiary to keep, adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of Company and any subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, returns of merchandise, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

                  (j) Financing. Promptly, fully and in detail, inform the Board and Series A Holders of any discussions, offers or contracts relating to possible financing or refinancing of any nature for Company and/or its subsidiaries, whether initiated by Company or any other person, and obtain the prior approval of the Board prior to finalizing any of the foregoing, except for (A) financing of up to an aggregate in any year of Two Hundred Thousand Dollars ($200,000), accomplished in the ordinary course of business which does not include as a feature thereof any right to acquire any of the equity securities of Company, (B) arrangements with trade creditors, and (C) utilization by Company or any subsidiary of commercial lending arrangements with financial institutions previously approved by the Board.

                  (k) Non-Disclosure, Invention and Non-Competition Agreements of Officers and Key Employees. Cause the chief executive officer, president, chief operating officer, chief financial officer, vice president of research and development, and vice president of marketing and sales of Company (the "KEY EMPLOYEES"), each other officer and consultant of Company (including William Lane and J. Phillips L. Johnston) to execute and deliver a Non-Disclosure, Invention and Non-Competition Agreement substantially similar in form and substance to Exhibit A attached hereto, with such other terms and conditions and completed as approved by the Board of Directors of Company.

                  (l) Right to Call Board and Stockholder Meetings. Company shall at all times cause its Bylaws to provide that, unless otherwise required by the laws of the State of North Carolina (i) any two directors and (ii) any holder or holders of at least twenty percent (20%) of the outstanding Investor Shares shall have the right to call a meeting of the Board or stockholders.

                  (m) Indemnification of Directors. Company shall at all times maintain provisions in its Bylaws or Articles of Incorporation, as may be amended or restated from time to time, indemnifying all directors against liability, and eliminating all directors' liability for breach of fiduciary duty, to the maximum extent permitted under the laws of the State of North Carolina.

                  (n) Election of Officers; Officer Compensation. All officers of Company must be elected and approved by the Board of Directors and Series A Holders. Officer salaries must be approved by the Board's Compensation Committee.

                  (o) Investment Bankers and Financial Advisors. All investment bankers and financial advisors engaged by Company must be approved by the Board of Directors and Series A Holders.

                  (p) Capital Stock. The Board of Directors of Company shall allocate One Million Three Hundred Eighty-Three Thousand One Hundred Forty-Eight (1,383,148) shares of Common Stock for issuance to Company's directors, officers, employees, advisors and consultants pursuant to an equity compensation plan established by Company and approved by Series A Holders (collectively, the "OPTION SHARES"). All grants of Option Shares by Company to directors, officers, employees, advisors and consultants of Company shall be subject to approval of the Compensation Committee of the Board.

                  (q) Transactions with Officers, Directors, and Subsidiaries. Company may, directly or indirectly, enter into or permit to exist any transaction with any officer, director, or any affiliate of any of the foregoing, PROVIDED, HOWEVER, that the Board shall have first determined that the terms of such transaction are no less favorable to Company than those which might be obtained from other persons.

                  (r) Vesting of Stock Held by Directors, Officers, Employees, Advisors and Consultants. All Common Stock acquired after the date hereof by any director, officer, employee, advisor or consultant of Company shall be subject to vesting provisions and stock repurchase provisions acceptable to the Series A Holders, and all Common Stock acquired prior to the date hereof by any director, officer, employee, advisor or consultant who is or at any time becomes a party to any Non-Disclosure, Invention and Non-Competition Agreement or similar agreement with Company shall be subject to stock repurchase provisions acceptable to the Series A Holders which shall apply in the event of a breach by any such director, officer, employee, advisor or consultant of the terms of any such agreement.

                  (s) Key Man Insurance. Company shall maintain or cause to be maintained, with financially sound and reputable insurers, life insurance in the amount of Five Hundred Thousand Dollars ($500,000) on the life of J. Phillips L. Johnston, for such period of time as he is employed by Company or is an officer or director of Company. Such policy shall be owned by Company and all benefits thereunder shall be payable to Company.

                  (t) Corporate Headquarters. Company's headquarters and principal place of business shall be located on Centennial Campus of North Carolina State University in Raleigh, North Carolina, except to the extent such requirement is waived by the Series A Holders.

                  (u) Research. Company shall use its best efforts to sponsor research at North Carolina State University.

                  (v) Approval of Management. CVP shall have the right to approve any officers or other management of Company hired or appointed after the date hereof, such approval not to be unreasonably withheld.

                  (w) Seniority of Debentures. The Debentures shall be senior in priority to all other indebtedness of Company for borrowed money to William F. Lane, Larry Amick or any directors, officers, employees, agents or insiders of Company, other than indebtedness to William F. Lane existing on the date hereof not in excess of $65,000, and no payments of any kind on any such indebtedness may be made by Company at any time during which Company is in default under the terms of the Debentures.

                  (x) Disclosure. Company shall not announce, communicate or otherwise disclose to any other person or entity (by press release, brochure, written or oral disclosure or otherwise) any information relating to or on behalf of any Series A Holder, including the involvement of any Series A Holder with Company and the existence or terms of any investment in Company by a Series A Holder, without the prior written consent of such Series A Holder, other than in connection with standard financial reports distributed to shareholders or as otherwise required by law.

                  3.3 Negative Covenants. Company covenants and agrees that it will comply with and observe the following negative covenants and provisions, and will cause each subsidiary of Company, if and when such subsidiary exists, to comply with and observe such of the following negative covenants and provisions as are applicable to such subsidiary, unless (in each case) otherwise consented to in writing by greater than fifty percent (50%) in interest of the holders of shares of Series A Stock issued or issuable upon conversion of the Debentures and Common Stock issued or issuable upon conversion of the Series A Stock and exercise of all Warrants. Accordingly, without the requisite Investor consent, Company and its subsidiaries shall not:

                  (a) Alter or change the rights, preferences or privileges of the Series A Stock, or change the rights, preferences or privileges of any other class or classes of the capital stock of Company, the direct or indirect effect of which would be to alter or change the rights, preferences or privileges of the Series A Stock;

                  (b) Increase or decrease the authorized number of shares of the Series A Stock; or

                  (c) Create, by reclassification or otherwise, any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series A Stock.

                  (d) Redeem any shares of Common Stock (other than pursuant to any employee agreements or in the payment of any dividends);

                  (e) Take any action that results in any merger, corporate reorganization, sale, change of control, or any transaction (or series of related transactions) in which all or substantially all of the assets of Company are sold;

                  (f) Amend or waive any provision of Company's Articles of Incorporation which has the direct or indirect effect of altering, changing or otherwise modifying the capital stock of Company;

                  (g) Take any action that results in the recapitalization, reorganization, dissolution, liquidation, or change in legal structure of Company;

                  (h) Take any action that adversely affects the rights of the Series A Holders under the terms of the Debentures or the Warrants.

         3.4 Fees and Expenses. Company shall reimburse Series A Holders upon demand for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred by Series A Holders, or any successor thereto, in enforcing the obligations of Company under this Agreement or in connection with any amendment, waiver, consent, supplement or other modification to this Agreement or any agreement referenced herein.

         3.5 Expiration of Covenants. The covenants set forth in this Section 3 shall expire and be of no further force or effect upon the closing of the sale of shares of Common Stock by Company in an underwritten public offering registered under the 1933 Act (other than a registration relating solely to employee benefit plans or to a transaction under Rule 145 under the 1933 Act or any successor rule thereto) in which (before deduction of underwriter commissions and selling expenses) the public offering price is equal to or exceeds Five Dollars ($5.00) per share of Common Stock (subject to adjustment for stock splits, reverse stock splits and other similar corporate reorganizations) and the gross proceeds to Company equal or exceed Fifteen Million Dollars ($15,000,000) (hereinafter, a "QUALIFIED PUBLIC OFFERING"). The covenants set forth in Section 3.3 shall expire and be of no further force or effect at such time as there no longer remain outstanding any Debentures or any principal, accrued interest or other amounts owed thereunder, or at least Fifty Thousand (50,000) shares of Series A Stock or Common Stock issued upon conversion thereof (as adjusted for any combination, consolidation, stock distribution or stock dividend with respect to such shares), or at least Two Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (266,667) Warrant Shares (as adjusted for any combination, consolidation, stock distribution or stock dividend with respect to such shares).

                                   SECTION 4.
                                  MISCELLANEOUS

         4.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of North Carolina, as applied to agreements among North Carolina residents made and to be performed entirely within the State of North Carolina, and without regard to the conflicts of law principles as may otherwise be applicable.

         4.2 Jurisdiction and Venue. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder may be brought in the courts of Wake County in the State of North Carolina or of the United States of America for the Eastern District of North Carolina, and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding, by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in this Agreement, such service to become effective ten (10) days after such mailing.

         4.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. All certificates or instruments representing shares of capital stock of Company held by or issued to the parties hereto, whether now outstanding or subsequently issued, shall be surrendered to Company for endorsement or be endorsed by Company prior to their issuance with the following legend:

             THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT AMONG THE HOLDER OF THESE SECURITIES AND CERTAIN OTHER HOLDERS OF THE ISSUER'S STOCK, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE ISSUER. BY ACCEPTING ANY INTEREST IN SUCH SECURITIES, THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL OF THE PROVISIONS OF SAID INVESTOR RIGHTS AGREEMENT. INCLUDED AMONG THE PROVISIONS OF THE INVESTOR RIGHTS AGREEMENT ARE CERTAIN VOTING AGREEMENTS.

         4.4 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         4.5 Severability. Any invalidity, illegality or limitation of the enforceability with respect to Company, Common Stockholder or a Series A Holder of any one or more of the provisions of this Agreement, or any part thereof, whether arising by reason of the law of any such person's domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to the remaining parties to this Agreement. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         4.6 Specific Performance. The parties hereto acknowledge that a breach or violation of any of the terms, covenants or other obligations under this Agreement will result in immediate and irreparable harm to the non-breaching parties in an amount which will be impossible to ascertain at the time of the breach or violation and that the award of monetary damages will not be adequate relief to the non-breaching parties. Therefore, the failure on the part of any party to perform all of the terms, covenants and obligations established by this Agreement shall give rise to a right to the other parties to obtain enforcement of this Agreement in a court of equity by a decree of specific performance or other injunctive relief. This remedy, however, shall be cumulative and in addition to any other remedy the parties may have.

         4.7 Amendment and Waiver. Except as otherwise expressly provided herein, (a) any matter requiring the approval or consent of Series A Holders or holders of Investor Shares shall require the approval or consent of Series A Holders or holders of Investor Shares, as applicable, or their transferees, holding greater than fifty percent (50%) of the Investor Shares, and (b) any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) with the written consent of Company and Series A Holders (or their transferees) holding greater than fifty percent (50%) of the Investor Shares; PROVIDED, HOWEVER, that no such amendment or waiver shall increase the obligation of a Series A Holder hereunder (as a Series A Holder) or a Common Stockholder, or directly or indirectly reduce the equity percentage of a Series A Holder or a Common Stockholder (on an as-converted, as-exercised, fully-diluted basis), without the written consent of such Series A Holder or Common Stockholder, as the case may be; and PROVIDED, FURTHER, that no such amendment or waiver shall reduce the aforesaid percentage of Investor Shares, the holders of which are required to consent to any waiver or supplemental agreement, without the consent of the holders of all of such Investor Shares. Any amendment or waiver effected in accordance with this Section 4.7 shall be binding upon Company, Series A Holders, Common Stockholders and each of their future transferees. Upon the effectuation of each such amendment or waiver, Company shall promptly give written notice thereof to the holders of the Investor Shares who have not previously consented thereto in writing.

         4.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to Company, Series A Holders, or any of their transferees, upon any breach, default or noncompliance of Company, Series A Holders, Common Stockholders or any transferee under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of Company or Series A Holders of any breach, default or noncompliance under this Agreement or any waiver on Company's, Series A Holders' or Common Stockholders' part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, by law, or otherwise afforded to Company and Series A Holders shall be cumulative and not alternative.

         4.9 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or upon confirmed delivery by facsimile or telecopy, or on the fifth day (or the tenth day if to a party with a foreign address) following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed:

                  (a) if to a Series A Holder, at such Series A Holder's address as set forth on the schedule attached hereto, or at such other address as such Series A Holder shall have furnished to the other parties hereto in writing, with a copy to:

                           Robert B. Womble, Esq.
                           Kennedy Covington Lobdell & Hickman, L.L.P.
                           Two Hannover Square
                           434 Salisbury Street, Suite 1900 (27601)
                           Post Office Box 1070 (27602)
                           Raleigh, North Carolina
                           Telephone:       (919) 743-7300
                           Facsimile:       (919) 743-7358

                  (b) if to Company, at the address noted below, or at such other address as Company shall have furnished to the other parties hereto in writing:

                           ID Technologies Corporation
                           Attn:  J. Phillips L. Johnston
                           NCSU Centennial Campus
                           920 Main Campus Drive
                           Suite 400
                           Raleigh, North Carolina 27606
                           Telephone:  (919) 424-3722
                           Facsimile:  (919) 424-3723

         with a copy to:

                           Poyner & Spruill, L.L.P.
                           Attn:  James M. O'Brien III
                           3600 Glenwood Avenue
                           Post Office Box 10096
                           Raleigh, North Carolina 27605-0096
                           Telephone:       (919) 783-6400
                           Facsimile:       (919) 783-1075

                  (c) if to the other Stockholders, at the addresses set forth on the schedule attached hereto , or at such other addresses as such Stockholders shall have furnished to the other parties hereto in writing.

         4.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         4.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

                               SIGNATURE PAGE FOR
                                     COMPANY


         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties under seal as of the date first above written.

                                          ID TECHNOLOGIES CORPORATION


ATTEST:
                                          By:    /s/  J. Phillips L. Johnston
                                             -----------------------------------
                                              J. Phillips L. Johnston, President

/s/  Barbara D. Lane
---------------------
(Assistant) Secretary

[AFFIX CORPORATE SEAL]

                               SIGNATURE PAGE FOR
                        CENTENNIAL VENTURE PARTNERS, LLC


         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties under seal as of the date first above written.

                                     CENTENNIAL VENTURE PARTNERS, LLC (SEAL)

                                     By:  Centennial Venture Management, LLC,
                                     Manager (SEAL)


                                     By:       /s/  Glenn J. Kline
                                        ----------------------------------
                                         Glenn J. Kline, Managing Director
                                         and Manager

                               SIGNATURE PAGE FOR
                       WILLIAM F. LANE AND BARBARA D. LANE


         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties under seal as of the date first above written.



                                      By: /s/  William F. Lane      (SEAL)
                                          --------------------------
                                          William F. Lane


                                      By: /s/  Barbara D. Lane      (SEAL)
                                          --------------------------
                                          Barbara D. Lane

                               SIGNATURE PAGE FOR
                                  KAYE B. AMICK


         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties under seal as of the date first above written.



                                           By: /s/  Kaye B. Amick        (SEAL)
                                               --------------------------
                                               Kaye B. Amick

                               SIGNATURE PAGE FOR
                     INFORMATION RESOURCE ENGINEERING, INC.


         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties under seal as of the date first above written.


                                   INFORMATION RESOURCE ENGINEERING, INC. (SEAL)


                                   By:    /s/ A.A. Caputo        (SEAL)
                                       --------------------------
                                   Name:  A.A. Caputo
                                         ------------------------
                                   Title: President
                                          -----------------------

                               SIGNATURE PAGE FOR
                           PETER COKER AND SUSAN COKER


         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties under seal as of the date first above written.



                                               By: /s/  Peter Coker       (SEAL)
                                                   -----------------------
                                                   Peter Coker


                                               By: /s/  Susan Coker       (SEAL)
                                                   -----------------------
                                                   Susan Coker

                     SIGNATURE PAGE FOR ADDITIONAL PURCHASER

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties under seal as of the date first above written.

[For entity purchasers]

                                      ------------------------------------------
                                      Name of Purchaser
                                      By:   ____________________________________
                                      Name:
                                      Title:

                                      [For individual purchasers]

                                      ------------------------------------------
                                      Name:

                                      Address and Facsimile Number of Purchaser:

                                      ------------------------------------------

                                      ------------------------------------------

                                      ------------------------------------------

                                      ------------------------------------------

                                      Domicile and Principal Place of Business of Purchaser:

                                      ------------------------------------------

                                      Amount of Investment:

                                      ------------------------------------------

                                      Number of Series A Shares:

                      -------------------------------------

                                   SCHEDULE 1

                          SCHEDULE OF SERIES A HOLDERS



====================================== ==================== ==================
NAME AND ADDRESS                       ORIGINAL PRINCIPAL   PERCENTAGE OF
                                       AMOUNT OF            ORIGINAL
                                       DEBENTURES           PRINCIPAL AMOUNT
====================================== ==================== ==================
Centennial Venture Partners, LLC
2 Davis Drive                                     $300,000               100%
Research Triangle Park, NC  27709
Telephone:
Facsimile:    (919) 558-0156
Attn: Glenn J. Kline
====================================== ==================== ==================
Total                                             $300,000               100%
====================================== ==================== ==================

                                   SCHEDULE 2

                         SCHEDULE OF COMMON STOCKHOLDERS



============================================= ================== ===============
NAME AND ADDRESS                              NUMBER OF SHARES   PERCENTAGE OF
                                              OF COMMON STOCK    SHARES OF
                                                                 COMMON STOCK
                                                                 (FULLY-DILUTED)
============================================= ================== ===============
Willian F. Lane and Barbara D. Lane
2506 West Nash Street, Suite C                       2,427,404                %
Wilson, North Carolina 27896
============================================= ================== ===============
Kaye B. Amick
1809 Faison Road                                     1,045,956                %
Durham, North Carolina 27705
============================================= ================== ===============
Information Resource Engineering, Inc.
8029 Corporate Drive                                 1,120,660                %
Baltimore, Maryland 21236
============================================= ================== ===============
Peter and Susan Coker
                                                       320,000                %
1305 Slatestone Court

Raleigh, North Carolina 27615
============================================= ================== ===============
Total                                                4,914,020                %
============================================= ================== ===============